As filed with the Securities and Exchange Commission on May 9, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NUMEREX CORP.

(Exact name of registrant as specified in its charter)

PENNSYLVANIA
(State or other jurisdiction of	11-2948749
incorporation or organization)	(IRS Employer Identification No.)

1600 Parkwood Circle
Suite 200
Atlanta, Georgia 30339-2119
(770) 693-5950
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Numerex Corp. Employee Stock Purchase Plan
(Full title of the plan)

ANDREW J. RYAN
Secretary and General Counsel
NUMEREX CORP.
1600 Parkwood Circle
Suite 200
Atlanta, Georgia 30339-2119
(770) 693-5950
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
RICHARD E. BALTZ
Arnold & Porter
555 Twelfth Street, N.W.
Washington, D.C. 20004
(202) 942-5000

Calculation of Registration Fee

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered	unit(1)(2)	price(2)	registration fee

Class A Common Stock, no par value	500,000	$3.14	$1,570,000.00	$127.01

(1)	Calculated on the basis of the average of the high and low sale prices of the Registrant’s Common Stock as reported on May 7, 2003 on the Nasdaq National Market, which date is within 5 business days prior to the date of the filing of this Registration Statement.

(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h).

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS
EX-4 NUMEREX EMPLOYEE STOCK PURCHASE PLAN
EX-5 OPINION OF ARNOLD & PORTER
EX-23.2 CONSENT OF GRANT THORNTON LLP

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

      The purpose of this Registration Statement is to register 500,000 shares of common stock, no par value, for issuance pursuant to the Numerex Corp. Employee Stock Purchase Plan (the “Plan”).

Item 3.  Incorporation of Documents by Reference.

      The following documents filed by Numerex Corp. (“Registrant” or “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 0-22920), are incorporated herein by reference and made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2002;

(b)	The Company’s current report on Form 8-K filed on April 11, 2003; and

(c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-1 filed with the Commission on February 28, 1995 and all amendments or reports filed for the purpose of updating such description.

      All documents filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Common Stock offered hereby has been sold or which deregisters such Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

      Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

      Not Applicable.

Item 6.  Indemnification of Directors and Officers.

      Sections 1741 to 1743 of the Pennsylvania Business Corporation Law (“BCL”) provide that a corporation may indemnify its representatives (including directors and officers) against expenses, judgments, fines and amounts paid in settlement that they incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action is in, or not opposed to, the best interests of the corporation or, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person seeking indemnification is adjudged liable to the corporation. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions to which they are made a party by reason of their status as directors or officers if they are successful on the merits or otherwise in the defense of such actions.

      Section 1746 of the BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any provision in the corporation’s articles of incorporation or bylaws, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Article 11 of the Company’s Amended and Restated Articles of Incorporation and Article IV of the Company’s Bylaws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of Pennsylvania as in effect at the time of such indemnification.

      Section 1713 of the BCL provides that a corporation may provide in its bylaws that, subject to certain exceptions, a director shall not be personally liable for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The Company has adopted such a provision in Article IV of its Bylaws, and the provision eliminates the personal monetary liability of directors to the full extent permitted by Section 1713 of the BCL.

      The Company has obtained and maintains insurance policies covering its officers and directors and indemnifying them against loss on account of certain claims made against them.

Item 7.  Exemption from Registration Claimed.

      Not Applicable.

Item 8.  Exhibits.

      The exhibits listed on the Exhibit Index on page 9 of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 9.  Undertakings.

      The Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.	That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on May 9, 2003.

NUMEREX CORP.

By:	/s/ Stratton J. Nicolaides

Stratton J. Nicolaides Chairman of the Board of Directors and Chief Executive Officer

      KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints, jointly and severally, Stratton J. Nicolaides, Kenneth W. Taylor and Andrew J. Ryan and each one of them, his true and lawful attorney-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue thereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stratton J. Nicolaides Stratton J. Nicolaides	Chairman of the Board of Directors and Chief Executive Officer	May 9, 2003

/s/ Kenneth W. Taylor Kenneth W. Taylor	Chief Financial Officer, Executive Vice President and Principal Financial and Accounting Officer	May 9, 2003

Signature	Title	Date

/s/ Andrew J. Ryan Andrew J. Ryan	Director	May 9, 2003

/s/ Matthew J. Flanigan Matthew J. Flanigan	Director	May 9, 2003

/s/ Allan H. Liu Allan H. Liu	Director	May 9, 2003

/s/ George Benson George Benson	Director	May 9, 2003

/s/ Brian C. Beazer Brian C. Beazer	Director	May 9, 2003

/s/ John G. Raos John G. Raos	Director	May 9, 2003

INDEX TO EXHIBITS

Exhibit 4	Numerex Corp. Employee Stock Purchase Plan.

Exhibit 5	Opinion of Arnold & Porter, filed herewith.

Exhibit 23.1	Consent of Arnold & Porter, included in the opinion filed as Exhibit 5 hereto.

Exhibit 23.2	Consent of Grant Thornton LLP, filed herewith.

Exhibit 24	Powers of Attorney (included as part of signature page, filed herewith)